Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6668
fmc.com

For Release: Immediate

Media Contact: Dwayne Roark - 215.299.6820
dwayne.roark@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Fourth Quarter and Full Year 2016 Results
Fourth Quarter 2016 Highlights

•	Consolidated revenue of $866 million, down 4 percent versus Q4 '15

•	Consolidated GAAP earnings per diluted share of $0.12

•	Consolidated adjusted earnings per diluted share of $0.88, up 14 percent versus Q4 '15

•	Agricultural Solutions segment earnings of $127 million, up 25 percent versus Q4 '15

•	Health and Nutrition segment earnings of $54 million, up 17 percent versus Q4 '15

•	Lithium segment earnings of $21 million, up over 90 percent versus Q4 '15

•	2017 adjusted earnings is expected to be in the range of $3.20 to $3.60 per diluted share[1]

PHILADELPHIA, February 6, 2017 - FMC Corporation (NYSE:FMC) today reported fourth quarter and full year 2016 results. For the year, FMC reported revenue of $3.28 billion, up slightly compared to 2015. The company reported earnings of $209 million, or $1.56 per diluted share. Excluding various restructuring charges, adjusted earnings were $2.82 per diluted share, an increase of 14 percent compared to the prior year.
For the fourth quarter, FMC reported revenue of $866 million, a 4 percent decrease over the same period in 2015. The company reported earnings of $16 million, or $0.12 per diluted share, in the fourth quarter of 2016, as compared to a loss of $1.53 per diluted share, in the fourth quarter of 2015. Excluding various restructuring charges, adjusted earnings were $0.88 per diluted share for the fourth quarter of 2016, an increase of 14 percent compared to the prior year quarter.
Pierre Brondeau, FMC president, CEO and chairman said: "FMC delivered another solid quarter, to cap a year of strong quarterly performances. In Ag Solutions, we focused on maintaining price and terms rather than volume, and we rationalized low-margin products to improve the foundations of that business. Despite headwinds from Omega 3, Health and Nutrition delivered another year of strong margins and cash flow. Lithium tripled earnings by executing on its growth strategy and taking advantage of favorable market conditions. The actions we have taken throughout 2016 position FMC to deliver significant earnings growth in 2017."

Page 2/ FMC Corporation Announces Fourth Quarter Results
FMC Agricultural Solutions
FMC Agricultural Solutions reported fourth quarter revenue of $618 million and segment earnings of $127 million. Fourth quarter segment revenue declined 6 percent year-over-year, principally due to lower sales in Latin America and Europe. Segment earnings, however, increased 25 percent compared to the fourth quarter of 2015, driven by our ability to maintain pricing, principally in Latin America, despite the strengthening of the U.S. dollar.
Segment revenue for 2016 was $2.27 billion, a 1 percent increase compared to the prior year, while full-year segment earnings were $400 million, a 10 percent increase compared to the prior year. Segment earnings margin improved 290 basis points to 17.6 percent.
For 2017, full-year segment revenue is expected to be approximately $2.2 billion to $2.4 billion and full-year segment earnings are expected to be in the range of $410 million to $450 million, an increase of 8 percent at the mid-point compared to the prior year. First quarter segment earnings are expected to be in the range of $60 million to $70 million, a decrease of approximately 20 percent at the mid-point compared to the prior year quarter. Earnings growth in 2017 is expected to be driven by lower operating costs and higher volumes, offset partially by unfavorable foreign exchange.
FMC Health and Nutrition
FMC Health and Nutrition reported fourth quarter segment revenue of $177 million and segment earnings of $54 million. Revenue increased 3 percent and segment earnings increased 17 percent compared to the fourth quarter 2015. The earnings increase was largely due to lower manufacturing costs, as expected. Segment revenue for 2016 was $744 million, 5 percent lower than 2015, while full-year segment earnings were $191 million, 2 percent lower than 2015.
Segment revenue for the full year of 2017 is anticipated to be approximately $750 million to $790 million, while full-year segment earnings are expected to be between $190 million and $200 million, an increase of 2 percent at the mid-point compared to the prior year. First quarter segment earnings are expected to be in the range of $45 million to $50 million, roughly flat at the mid-point compared to the prior year quarter. Earnings growth in 2017 is expected to be driven by higher sales and improved mix.
FMC Lithium
FMC Lithium reported fourth quarter segment revenue of $71 million, an increase of 1 percent from the prior-year quarter. Segment earnings increased to $21 million in the quarter versus $11 million in the prior-year quarter. Higher prices contributed the bulk of the increase in segment earnings. Segment revenue for 2016 was $264 million, 11 percent higher than 2015, while full-year segment earnings were $70 million, which was more than triple the segment earnings from 2015.

Page 3/ FMC Corporation Announces Fourth Quarter Results

Segment revenue for the full year of 2017 is anticipated to be approximately $315 million to $355 million, while full-year segment earnings are expected to be between $90 million and $110 million, an increase of over 40 percent at the mid-point compared to the prior year. First quarter segment earnings are expected to be in the range of $18 million to $22 million, an increase of approximately 35 percent at the mid-point compared to the prior year quarter. Earnings growth in 2017 is expected to be driven primarily by volume from our hydroxide expansion and higher prices for our hydroxide products.
2017 Outlook
We expect adjusted earnings per share to be in the range of $3.20 to $3.60 for the full year 2017, an increase of 20 percent (at the mid-point) versus 2016 adjusted earnings per share of $2.82.1
Webcast and Supplemental Information
The company will post supplemental information on the web at www.FMC.com, including its 2017 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. Revenue totaled approximately $3.3 billion in 2016. FMC employs approximately 6,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2015 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue	$865.6	$899.3	$3,282.4	$3,276.5

Costs of sales and services	528.0	600.7	2,082.6	2,201.1

Gross margin	337.6	298.6	1,199.8	1,075.4

Selling, general and administrative expenses	156.1	147.0	529.5	737.9
Research and development expenses	38.2	40.9	141.5	143.7
Restructuring and other charges (income)	68.2	165.8	107.3	244.0
Total costs and expenses	790.5	954.4	2,860.9	3,326.7
Income (loss) from operations	75.1	(55.1)	421.5	(50.2)
Equity in (earnings) loss of affiliates	(0.1)	0.2	(0.5)	0.2
Interest expense, net	21.6	21.2	82.7	80.1

Income (loss) from continuing operations before income taxes	53.6	(76.5)	339.3	(130.5)
Provision (benefit) for income taxes	18.4	103.8	93.9	47.4
Income (loss) from continuing operations	35.2	(180.3)	245.4	(177.9)
Discontinued operations, net of income taxes	(18.8)	(22.4)	(33.7)	676.4
Net income (loss)	$16.4	$(202.7)	$211.7	$498.5
Less: Net income attributable to noncontrolling interests	0.5	1.4	2.6	9.5
Net income (loss) attributable to FMC stockholders	$15.9	$(204.1)	$209.1	$489.0

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$34.7	$(181.7)	$242.8	$(187.4)
Discontinued operations, net of tax	(18.8)	(22.4)	(33.7)	676.4
Net income (loss)	$15.9	$(204.1)	$209.1	$489.0

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.26	$(1.36)	$1.81	$(1.40)
Discontinued operations	(0.14)	(0.17)	(0.25)	5.06
Basic earnings per common share	$0.12	$(1.53)	$1.56	$3.66
Average number of shares outstanding used in basic earnings per share computations	133.9	133.7	133.9	133.7

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.26	$(1.36)	$1.81	$(1.40)
Discontinued operations	(0.14)	(0.17)	(0.25)	5.06
Diluted earnings per common share	$0.12	$(1.53)	$1.56	$3.66
Average number of shares outstanding used in diluted earnings per share computations	134.8	133.7	134.5	133.7

Other Data:
Capital additions	$38.0	$42.5	$128.1	$118.6
Depreciation and amortization expense	$35.6	$23.5	$137.1	$115.7

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to FMC stockholders (GAAP)	$15.9	$(204.1)	$209.1	$489.0
Corporate special charges (income):
Restructuring and other charges (income) (a)	68.2	165.8	107.3	244.0
Non-operating pension and postretirement charges (b)	22.8	15.4	25.1	35.3
Acquisition-related charges (c)	6.6	16.3	23.4	290.3
Income tax expense (benefit) on Corporate special charges (income) (d)	(32.1)	(31.0)	(48.5)	(144.9)
Discontinued operations, net of income taxes (e)	18.8	22.4	33.7	(676.4)
Non-GAAP tax adjustments (f)	18.6	119.0	29.7	95.3

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$118.8	$103.8	$379.8	$332.6

Diluted earnings per common share (GAAP)	$0.12	$(1.53)	$1.56	$3.66
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.51	1.24	0.80	1.82
Non-operating pension and postretirement charges	0.17	0.11	0.19	0.26
Acquisition-related charges	0.05	0.12	0.17	2.16
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.24)	(0.23)	(0.36)	(1.08)
Discontinued operations per diluted share	0.14	0.17	0.25	(5.06)
Non-GAAP tax adjustments per diluted share	0.13	0.89	0.21	0.71

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.88	$0.77	$2.82	$2.47

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (2)	134.8	134.3	134.5	134.4
____________________
(1) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(2)
The average number of shares outstanding used in the three and twelve months ended December 31, 2015 diluted adjusted after-tax earnings from continuing operations per share computation (Non-GAAP) includes 0.5 million and 0.7 million diluted shares, respectively. The number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders.

(a) Three Months Ended December 31, 2016:
Restructuring and other charges (income) includes charges of $27.6 million representing final adjustments to severance, asset write-offs, and other costs associated with the integration of Cheminova within Agricultural Solutions. In the fourth quarter, we also entered into an agreement to obtain certain technology and intellectual property rights related to compounds still under development for our Agricultural Solutions businesses. The $13.2 million paid to acquire these rights was expensed as in-process research and development costs. Restructuring and other charges (income) also includes $19.4 million of charges for continuing environmental sites treated as a Corporate charge. Amounts also include miscellaneous restructuring charges totaling $7.1 million and other charges of $0.9 million.

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Three Months Ended December 31, 2015:
Restructuring and other charges (income) includes a charge of $70.5 million as a result of the mothballing of our Seal Sands Omega-3 production facility within Health and Nutrition, as well as $61.8 million of charges representing severance and asset write-offs associated with the integration of Cheminova within Agricultural Solutions.  Amount also includes $10.7 million as a result of the Argentina government’s action to devalue its currency effective December 17, 2015.  This loss relates to the impacts of the remeasurement of the local balance sheet at the date of the devaluation and impacted both our Agricultural Solutions and Lithium segments. Finally, the amount includes charges from continuing environmental sites treated as a Corporate charge of $13.4 million, a charge of $5.5 million associated with an agreement to obtain certain technology and intellectual property rights related to new compounds still under development within Agricultural Solutions and net miscellaneous charges of $3.9 million.
Twelve Months Ended December 31, 2016:
Restructuring and other charges (income) includes charges of $42.3 million representing final adjustments to severance, asset write-offs, and other costs associated with the integration of Cheminova within Agricultural Solutions. Integration-related costs associated with the integration of Cheminova were completed at the end of 2016. Amount also includes other miscellaneous restructuring costs of $11.1 million. Additionally, restructuring and other charges (income) includes $36.8 million of charges for continuing environmental sites treated as Corporate charges, $13.2 million associated with a license agreement to obtain certain technology and intellectual property rights for new compounds still under development, and $4.2 million as a result of the Argentina government's action to devalue its currency. These charges were offset by other miscellaneous income of $0.3 million.
Twelve Months Ended December 31, 2015:
Restructuring and other charges (income) includes a charge of $70.5 million as a result of mothballing of our Seal Sands Omega-3 production facility within Health and Nutrition as well as $117.3 million representing severance and asset disposal charges associated with the integration of Cheminova with Agricultural Solutions.  Charges also include  $23.6 million due to a reorganization with our FMC Health and Nutrition segment, of which, $12.3 million was due to the sale of our pectin manufacturing business.  Total charges also include the $10.7 million due to the Argentina currency devaluation, $21.7 million from continuing environmental sites treated as a Corporate charge, and $20.5 million associated with two separate license agreements entered into for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development within Agricultural Solutions.  Partially offsetting these charges was other income associated with the sale of our remaining ownership interest in a Belgian-based pesticide distribution company for $26.6 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $6.3 million.
(b) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Charges related to the expensing of the inventory fair value step-up resulting from the application of acquisition accounting, legal and professional fees and gains or losses on hedging purchase price associated with the planned or completed acquisitions. Amounts represent the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2016	2015	2016	2015
Acquisition related charges
Legal and professional fees (1)(2)	$6.6	$6.6	$23.4	$60.4
Inventory fair value amortization (3)	—	9.7	—	57.8
Loss/(gain) on hedging purchase price (2)	—	—	—	172.1
Total Acquisition-related charges (4)	$6.6	$16.3	$23.4	$290.3
____________________

(1)	Represents transaction costs, costs for transitional employees, other acquired employee related costs and integration-related legal and professional third-party fees.

(2)	These charges are included in “Selling, general and administrative expenses” on the condensed consolidated statements of income (loss).

(3)	These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(4)	Acquisition-related charges associated with the integration of Cheminova with Agricultural Solutions were completed at the end of 2016.

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(d) The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e) Three and Twelve Months Ended December 31, 2016 and 2015:
Discontinued operations includes, in periods up to its sale, our FMC Alkali Chemicals division as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. The twelve months ended December 31, 2015 includes the divestiture gain of approximately $700 million associated with the sale of FMC Alkali Chemicals division which was completed on April 1, 2015.
(f) We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2016	2015	2016	2015
Non-GAAP tax adjustments:
Revisions to our tax liabilities due to finalization of prior year tax returns	$0.7	$2.1	$3.0	$2.2
Revisions to valuation allowances of historical deferred tax assets	18.5	120.7	18.9	128.3
Foreign currency remeasurement and other discrete items	(0.6)	(3.8)	7.8	(35.2)
Non-GAAP tax adjustments	$18.6	$119.0	$29.7	$95.3

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) (GAAP)	$16.4	$(202.7)	$211.7	$498.5
Restructuring and other charges (income)	68.2	165.8	107.3	244.0
Non-operating pension and postretirement charges	22.8	15.4	25.1	35.3
Acquisition-related charges	6.6	16.3	23.4	290.3
Discontinued operations, net of income taxes	18.8	22.4	33.7	(676.4)
Interest expense, net	21.6	21.2	82.7	80.1
Provision (benefit) for income taxes	18.4	103.8	93.9	47.4
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$172.8	$142.2	$577.8	$519.2
___________________

(1)	Referred to as Adjusted Operating Profit.

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RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS
(Unaudited, in millions)

	Twelve Months Ended
	December 31,
	2016	2015
Cash provided (required) by operating activities (GAAP)	$537.3	$(277.1)
Transaction and integration costs related to acquisition of Cheminova	23.4	60.4
Hedge settlement of Cheminova	—	264.8
U.S. federal income tax payments, net of refunds related to M&A activities	—	316.7
Adjusted cash from operations (Non-GAAP) (1)	$560.7	$364.8

___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of acquisition-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenue
FMC Agricultural Solutions	$617.8	$657.3	$2,274.8	$2,252.9
FMC Health and Nutrition	177.2	172.0	743.5	785.5
FMC Lithium	70.6	70.0	264.1	238.1
Total	$865.6	$899.3	$3,282.4	$3,276.5
Income from continuing operations before income taxes
FMC Agricultural Solutions	127.1	101.3	399.9	363.9
FMC Health and Nutrition	54.0	46.2	191.3	194.7
FMC Lithium	21.3	11.1	70.2	23.0
Segment operating profit (a)	202.4	158.6	661.4	581.6
Corporate and other	(29.6)	(16.4)	(83.6)	(62.4)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$172.8	$142.2	$577.8	$519.2

Interest expense, net	(21.6)	(21.2)	(82.7)	(80.1)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(68.2)	(165.8)	(107.3)	(244.0)
Non-operating pension and postretirement charges (c)	(22.8)	(15.4)	(25.1)	(35.3)
Acquisition-related charges (d)	(6.6)	(16.3)	(23.4)	(290.3)
(Provision) benefit for income taxes	(18.4)	(103.8)	(93.9)	(47.4)
Discontinued operations, net of income taxes (e)	(18.8)	(22.4)	(33.7)	676.4
Net income (loss) attributable to noncontrolling interests	(0.5)	(1.4)	(2.6)	(9.5)
Net income (loss) attributable to FMC stockholders	$15.9	$(204.1)	$209.1	$489.0
____________________
(a) Referred to as Segment Earnings.
(b) Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
FMC Agricultural Solutions	$(40.8)	$(76.5)	$(62.0)	$(123.7)
FMC Health and Nutrition	(6.0)	(73.2)	(10.0)	(93.8)
FMC Lithium	—	(2.2)	(0.6)	(2.7)
Corporate	(21.4)	(13.9)	(34.7)	(23.8)
Restructuring and other (charges) income	$(68.2)	$(165.8)	$(107.3)	$(244.0)
(c) See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(d) See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(e) See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

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FMC CORPORATION
FMC AGRICULTURAL SOLUTIONS PRO FORMA FINANCIAL RESULTS
(Unaudited, in millions)

In the second quarter of 2015, we began to present pro forma combined results for the FMC Agricultural Solutions segment. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment for 2015 is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of this segment. Our pro forma segment information will include adjustments as if the Cheminova transaction had occurred on January 1, 2015. Our pro forma data will also be adjusted for the effects of acquisition accounting but will not include adjustments for cost related to integration activities, cost savings or synergies that might be achieved by the combined businesses. Pro forma amounts to be presented will not necessarily be indicative of what our results would have been had we operated Cheminova since January 1, 2015, nor our future results. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment for these periods is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of the segment.

FMC Agricultural Solutions Pro Forma Financial Results
	Twelve Months Ended December 31,
(in Millions)	2016	2015
Revenue
Revenue, FMC Agricultural Solutions, as reported (1)	$2,274.8	$2,252.9
Revenue, Cheminova, pro forma (2)	—	362.0
Pro Forma Combined, Revenue (3)	$2,274.8	$2,614.9
Operating Profit
Operating Profit, FMC Agricultural Solutions, as reported (1)	$399.9	$363.9
Operating Profit, Cheminova, pro forma (2)	—	19.9
Pro Forma Combined, Operating Profit (3)	$399.9	$383.8
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(1)	As reported amounts are the results of operations of FMC Agricultural Solutions, including the results of the Cheminova acquisition from April 21, 2015 onward.

(2)
Cheminova pro forma amounts include the historical results of Cheminova, prior to April 21, 2015. These amounts also include adjustments as if the Cheminova transaction had occurred on January 1, 2015, including the effects of acquisition accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings or synergies that may have been or may be achieved by the combined segment.

(3)
The pro forma combined amounts are not necessarily indicative of what the results would have been had we acquired Cheminova on January 1, 2015 or indicative of future results. For the three and twelve months ended December 31, 2016 and for the three months ended December 31, 2015, pro forma results and actual results are the same.

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FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$64.2	$78.6
Trade receivables, net of allowance of $17.8 in 2016 and $13.9 in 2015	1,828.0	1,851.4
Inventories	703.5	800.2
Other current assets	253.5	241.7
Total current assets	2,849.2	2,971.9

Property, plant and equipment, net	1,002.1	1,016.4
Goodwill	777.5	776.1
Other intangibles, net	793.4	837.0
Deferred income taxes	244.8	286.9
Other long-term assets	472.3	437.6
Total assets	$6,139.3	$6,325.9

Short-term debt and current portion of long-term debt	$94.2	$112.6
Accounts payable, trade and other	355.4	403.6
Accrued customer rebates	249.9	256.1
Guarantees of vendor financing	104.6	67.2
Accrued pensions and other postretirement benefits, current	7.1	6.4
Other current liabilities	627.0	607.4
Total current liabilities	1,438.2	1,453.3

Long-term debt, less current portion	1,798.8	2,036.3
Long-term liabilities	909.3	928.0
Equity	1,993.0	1,908.3
Total liabilities and equity	$6,139.3	$6,325.9

Press Release Schedules - Page 8

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2016	2015
Cash provided (required) by operating activities of continuing operations (1)	$537.3	$(277.1)

Cash provided (required) by operating activities of discontinued operations	(39.5)	(80.6)

Cash provided (required) by investing activities of continuing operations	(139.2)	(1,285.5)

Cash provided (required) by investing activities of discontinued operations	4.0	1,634.3

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	(19.4)	(547.3)
Financing fees	(0.7)	—
Repayments of long-term debt	(242.6)	(1,036.6)
Proceeds from borrowings of long-term debt	2.8	1,650.0
Acquisition of noncontrolling interest	(20.0)	—
Dividends paid	(88.6)	(86.4)
Repurchases of common stock under publicly announced program	(11.2)	—
Other repurchases of common stock	(1.8)	(3.7)
Excess tax benefits from share-based compensation	0.4	1.4
Issuances of common stock, net	4.1	5.9
Cash provided (required) by financing activities	(377.0)	(16.7)
Effect of exchange rate changes on cash	—	(5.3)
Increase (decrease) in cash and cash equivalents	(14.4)	(30.9)

Cash and cash equivalents, beginning of year	78.6	109.5

Cash and cash equivalents, end of period	$64.2	$78.6
___________________

(1)
The twelve months ended December 31, 2015 includes $264.8 million in payments associated with the Cheminova acquisition purchase price hedges and approximately $340.3 million in income tax payments principally driven by the sale of our Alkali Chemicals business.

Press Release Schedules - Page 9